Exhibit 99.1

               DeVry Inc. Increases Dividend 20 Percent

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Nov. 7, 2007--DeVry Inc. (NYSE:DV), a global provider of educational services, announced today at its annual meeting of shareholders that its board of directors approved a 20 percent dividend increase, raising its annual dividend rate from $0.10 to $0.12 per share. Payable on a semi-annual basis, the next dividend of $0.06 will be paid on January 4, 2008, to common stockholders of record as of December 14, 2007. This announcement follows the November 15, 2006, adoption of a dividend policy and declaration of a semi-annual dividend of $0.05 per share.

    "The increased dividend indicates the board's continued confidence in DeVry's long-term growth prospects and reflects our strong balance sheet and commitment to building shareholder value," said Daniel
Hamburger, president and CEO of DeVry Inc.

    To view management's presentation at the annual meeting, interested parties may access a replay available via webcast at this link: http://www.talkpoint.com/viewer/starthere.asp?pres=119428.

    DeVry will archive this webcast through November 21, 2007.

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2007 and filed with the Securities and Exchange Commission on August 24, 2007.

    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates, 630-574-1949
             jbates@devry.com
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez, 312-780-7204
             dgutierrez@dresnerco.com